Exhibit 4.2

UC ASSET LP

SUBSCRIPTION AGREEMENT

For Series A Preferred Units

This Subscription Agreement (the “Agreement”) is to be completed by each person that desires to subscribe (each, a “Subscriber”) for Series A Preferred Units (“Series A Preferred Units”) in UC Asset LP, a Delaware limited partnership (the "Company"). The offering of Interests is being made pursuant to the terms and conditions of the Limited Company Agreement (the “LPA”) which is attached to this Agreement as Exhibit A, and the Certificate of Designation of Series A Preferred Units (the “Certificate”) which is attached to this Agreement as Exhibit B. Subscribers are strongly encouraged to carefully read this Agreement, the LPA, and the Certificate, before deciding to subscribe for Series A Preferred Units. Capitalized terms used in this Agreement and not otherwise defined in this this Agreement shall have the meanings assigned to them in the LPA.

The information that Subscriber will provide in this Agreement will assist UCF Asset LLC (the “General Partner”) to determine whether Subscriber meet certain required standards for participation in the Company. Subscribers are advised that all subscriptions are subject to approval and acceptance by the General Partner. All information required to be provided herein will be kept strictly confidential at all times. However, Subscriber hereby agrees that the General Partner may present this Agreement to such parties as it deems appropriate in order to assure themselves that the offer and sale of the Series A Preferred Units will not result in violations of U.S. federal or state securities laws.

The General Partner hereby represents that all documents pertaining to this offering that are readily available to the Company have been made available for inspection by Subscriber, and the books and records of the Company will be available, upon reasonable notice, for inspection by Subscriber for purposes reasonably related to Subscriber’s investment in the Company during reasonable business hours at the Company’s principal place of business.

1. GENERAL

A. Subscriber hereby irrevocably subscribes for Series A Preferred Units as set forth in the Certificate.

B. Subscriber agrees that as of the date of acceptance of this subscription by the General Partner, Subscriber shall become a Limited Partner and hereby agrees to each and every term of the LPA as if Subscriber’s signature were ascribed to the LPA.

UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com

2. CERTAIN ACKNOWLEDGMENTS AND AGREEMENTS OF SUBSCRIBER.

Subscriber agrees, understands and acknowledges that:

A. The subscription for the Series A Preferred Units contained herein may be accepted or rejected, in whole or in part, by the General Partner in its sole and absolute discretion. No subscription shall be deemed accepted and Subscriber shall not become a Limited Partner until the subscription has been accepted in writing.

B. Except as provided under applicable state securities laws, this subscription is and shall be irrevocable, except that Subscriber shall have no obligation hereunder if this Agreement is for any reason rejected or this offering is for any reason canceled.

C. No federal or state authority has made any finding or determination as to the fairness of an investment in the Series A Preferred Units and no federal or state authority has recommended or endorsed or will recommend or endorse this offering.

D. Other than as set forth in this Agreement, Subscriber is not relying upon any other information, representation or warranty by the Company.

E. Except as permitted by the LPA and the Certificate, Subscriber understands and acknowledges that the Series A Preferred Units cannot be sold or transferred without the prior written consent of the General Partner.

F. Subscriber agrees to provide any additional documents and information regarding itself that the Company and/or the General Partner reasonably request from time to time information relevant to verify the accuracy of Subscriber’s representations and warranties contained herein or to comply with any law, rule or regulation to which the Company or General Partner may be subject, including, without limitation, Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986..

G. Notwithstanding anything expressed or implied to the contrary in this Agreement, the Certificate, the LPA and any other Company documents, each Subscriber and prospective Subscriber (and each representative or other agent of each such Subscriber and prospective Subscriber) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, the Certificate, the LPA and the agreements referred to therein, and all materials of any kind that are provided to any such persons relating to such tax treatment and tax structure (as such terms are defined in U.S. Treasury Regulation Section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions with prospective Subscribers.

3. REPRESENTATIONS AND WARRANTIES

Subscriber represents, warrants and covenants to the General Partner and the Company as follows:

A. Subscriber is a U.S. citizen, is at least 21 years old and is legally competent.

B. Subscriber has received, read carefully and understands the Certificate, the LPA and/or has consulted its own attorney, accountant and/or investment advisor with respect to the investment contemplated hereby and its suitability for Subscriber. ANY SPECIFIC ACKNOWLEDGMENT SET FORTH BELOW WITH RESPECT TO ANY STATEMENT CONTAINED IN THE CERTIFICATE OR THE LPA SHALL NOT BE DEEMED TO LIMIT THE GENERALITY OF THIS REPRESENTATION AND WARRANTY.

UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com

C. Subscriber understands and recognizes that the Company is a speculative investment and involves a significant degree of financial risk.

D. Subscriber can bear the economic risk of this investment and can afford a complete loss of its investment. The aggregate amount of the investments of Subscriber in, and its commitments to, all similar investments that are illiquid is reasonable in relation to its net worth, and Subscriber has no need for immediate liquidity in Subscriber’s investment in the Interests.

E. The Company has made available to Subscriber, during the course of this transaction and prior to the purchase of any of the Interests, the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering described in the Certificate and the LPA and to obtain any additional information necessary to verify the information contained in the Certificate and the LPA or otherwise relative to the financial data and business of the Company, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be satisfactory.

F. Subscriber is aware and acknowledges that (i) the Company has limited operating history; (ii) the Series A Preferred Units involve a substantial degree of risk of loss of Subscriber’s investment and there is no assurance of any income from such investment; (iii) any national, federal and/or state income tax benefits which may be available to Subscriber may be lost through the adoption of new laws or regulations or changes to existing laws and regulations or differing interpretations of existing laws and regulations, in certain circumstances with retroactive effect; and (iv) because there are substantial restrictions on the transferability of the Series A Preferred Units, and because there may not be ready demands for the Company’s Common Units on the public markets where these Common Units are quoted, it may not be possible for Subscriber to liquidate Subscriber’s investment readily in any event, including in case of an emergency, whether BEFORE OR AFTER the conversion of Subscriber’s investments into Common Units.

G. Any information which Subscriber has heretofore furnished to the Company or any agent of the Company with respect to Subscriber is correct as of the date of this Agreement and if there should be any material change in such information prior to its purchase of the Series A Preferred Units, Subscriber will immediately furnish such revised or corrected information to the Company.

H. Subscriber confirms that Subscriber is acquiring the Series A Preferred Units subscribed for herein solely for Subscriber's own account, for investment purposes, and not with a view to the distribution or resale of such Series A Preferred Units.

I. Subscriber recognizes that the securities laws and regulations of certain states, including the state of which Subscriber is a resident, may impose additional requirements relating to this offering and Subscriber's purchase of the Series A Preferred Units. Subscriber hereby agrees to execute and to comply with the terms of any supplements or amendments to this Agreement which are required by the General Partner.

J. Subscriber acknowledges that neither the General Partner nor any person acting on behalf of the General Partner offered to sell, or sold to Subscriber, the Series A Preferred Units by means of any form of general solicitation or general advertising.

K. Subscriber acknowledges that it shall be fully responsible for its tax matters on its proportionate share of dividend and certain interest income associated with the Interests, if any such dividend or interest income will be subject to any tax within or outside of the territory of United States. Subscriber hereby recognizes that the Company has no obligation to withhold tax for the Subscriber unless there are federal or state laws require the Company doing so.

UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com

L. The agreements and representations herein set forth shall become effective and binding upon Subscriber, Subscriber's legal representatives, heirs, successors and assigns, upon the General Partner's acceptance of Subscriber’s subscription.

M. In order for the Company to comply with certain anti-money laundering regulations, including the USA Patriot Act, Subscriber must initial the following statements.

______	Subscriber (i) is subscribing for the Series A Preferred Units for Subscriber’s own account, own risk and own beneficial interest, (ii) is not acting as an agent, representative, intermediary, nominee or in a similar capacity for any other person or entity, nominee account or beneficial owner, whether a person or entity (the “Underlying Beneficial Owner”), and no Underlying Beneficial Owner will have a beneficial or economic interest in the Interests being purchased by Subscriber, and (iii) does not have the intention or obligation to sell, distribute, assign or transfer all or a portion of the Series A Preferred Units to any Underlying Beneficial Owner;

______	Subscriber understands and agrees that the Company prohibits the investment of funds by any persons or entities that are acting, whether directly or indirectly, in contravention of any U.S., international or other money laundering regulations or conventions.

4. INVESTMENT EVALUATION

Please initial the following statements:

______	Subscriber is knowledgeable and experienced in evaluating investments and experienced in financial and business matters and is capable of evaluating the merits and risks of investing in the Interests. Subscriber has evaluated the risks of investing in the Series A Preferred Units, and has determined that the Series A Preferred Units are a suitable investment for Subscriber. In evaluating the suitability of an investment in the Interests, Subscriber has not relied upon any representations or other information (whether oral or written) other than as set forth in the Certificate, the LPA and independent investigations made by Subscriber or representative(s) of Subscriber.

5. ACCREDITED INVESTOR

Please initial any of those conditions that apply:

______	Subscriber is a natural person with an individual “net worth” (or joint net worth with his or her spouse) exceeding one million dollars ($1,000,000) at the time of purchase. “Net worth” for this purpose means total assets (including personal property and other assets but excluding the value of Subscriber’s primary residence) in excess of total liabilities;

______	Subscriber is a natural person with a yearly gross income above two hundred thousand dollars ($200,000) or joint income with his or her spouse in excess of three hundred thousand dollars ($300,000) in each of the two most recent years and who reasonably expects to reach the same income level in the current year; OR

______	Subscriber is a partnership of which all partners are natural persons, and of which each and every partner satisfies at least one of the two criteria set forth above in this Section 5.

UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com

6. PRIVACY NOTICE

A. The General Partner collects nonpublic personal information about Subscriber from the following sources:

1.	Information the General Partner receives from Subscriber in this Agreement and other forms; and

2.	Information about Subscriber’s transactions with the General Partner, its affiliates, or others.

B. The General Partner does not disclose any nonpublic personal information about Subscriber, the Partners, or its other customers or former customers, to anyone, except as permitted by law. Specifically, the General Partner does not share information with third parties, other than with the General Partner’s and/or the Company’s administrator, accountants, attorneys and auditors, and for the purposes of processing business transactions and servicing investor relationships.

C. The General Partner restricts access to nonpublic personal information about Subscriber to those employees who need to know that information to provide products or services to the Company and Subscriber. The General Partner maintains physical, electronic, and procedural safeguards that comply with standards to guard Subscriber’s nonpublic personal information.

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UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com

IN WITNESS WHEREOF, Subscriber has set Subscriber's hand and seal agreeing to the above on the date set forth below.

Print Name of Subscriber:
Subscription Amount: Payment for the Subscription:
Signature of Subscriber	Date: March 2nd, 2020
Tax ID No:
Address (P.O. Box Not Acceptable):

Mailing Address (if different)

Accepted by:

UCF Asset LLC,

a Georgia limited liability company and General Partner of UC Asset LP

By:
Gregory Charles Bankston
Managing Member

UC Asset Limited Partnership.     Address: 2299 Perimeter Park Drive, Suite 120, Atlanta, GA 30341, USA;      Website: www.ucasset.com